WidePoint Corporation

First Quarter 2014 Earnings Conference Call

May 15, 2014

Operator:                    Good afternoon, ladies and gentlemen, thank you for standing by. Welcome to the WidePoint Corporation First Quarter 2014 Earnings Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question please press the star followed by the one on your touchtone phone. Please press star, zero for Operator assistance at any time.

                                      I would now like to turn the conference over to our host, Mr. David Fore, of Hayden IR. Please go ahead.

David Fore:                 Thank you, Operator. Good afternoon to all participants in WidePoint's first quarter 2014 financial results conference call. With me today are WidePoint's Chairman and CEO, Steve Komar; and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the quarterly results and Jim will provide additional financial details. Then we'll open the call to questions from participants.

                                      Before I turn the call to Steve, I'd like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions including without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts are intended to identify forward-looking statements.

                                      These forward-looking statements involve a number of risks factors and uncertainties, including those discussed in the Risk Factor sections of WidePoint's Annual Report on Form 10-K and its quarterly reports on Form 10-Q and other SEC filings the Company releases. Actual results may differ materially from any forward-looking statements due to such risks factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

                                      I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar for opening remarks.

Steve Komar:             Thank you, David, and good afternoon to all of you that have taken the time to join us today. I would like to once again continue to express our appreciation to each of you for your continued interest in the future of WidePoint Corporation.

                                      During the first quarter ended on March 31st we continue to build on a momentum we began establishing at the end of the 2013 calendar year. Today, halfway through the second quarter of 2014, our major BPA award with the Department of Homeland Security (“DHS”) is well under way, with three task orders totaling between $11 million and $12 million issued to-date, and active presentations made to several other sizeable DHS agencies. We further expanded our addressable markets, not only with the acquisition of Soft-ex Communications Ltd. announced just last week, but also with our commercial market partnerships that can further leverage our industry-leading security solutions such as Certificate-on-Device.

                                      Given the extremely current nature of many of these events and achievements, it should be no surprise that our first quarter financial results do not yet reflect the revenue benefits that may result from these achievements. On the other hand, we see a built-in opportunity to accelerate our revenue growth and drive to increasing profitability in the coming quarters of 2014.

                                      Following my comments, which will focus on the drivers for this growth in 2014 and 2015, Jim McCubbin will cover our first quarter financial results. As an aside, you will also find a summary of these and other events in our just issued quarterly financial press release.

                                      First and foremost, as most of you know, at the end of last year WidePoint was awarded a five-year $600 million single awardee Blanket Purchase Agreement by the Department of Homeland Security for the provision of cellular wireless managed services which covers all DHS component organizations; transportation, customs, immigration, the U.S. Coast Guard and FEMA, among them.

                                      We held our kick-off meetings with DHS in the first quarter of this year and we have received three task orders thus far. We expect to record an initial revenue contribution from the roll out of these task orders in the second quarter and we have found no reason to modify our forecast of a four to seven-calendar quarter revenue ramp-up to an annualized run rate of approximately $75 million.

                                      I previously mentioned our channel partner initiative to pursue opportunities in the commercial market space. We have made substantial progress on that front. During November 2013 we executed a multi-year global agreement with Compass Group PLC, one of the world's largest food and support services companies, to provide Compass with a full menu of our managed mobility solutions to support their locations worldwide as well as providing WidePoint services to their end-user customer base through their Preferred Partner program. During 2014 we have started to roll out our services to Compass' top 10 countries and we will expand that effort to cover the remaining countries in 2015.

                                      In addition to providing Compass with our core integrated MMS Global Solution for expense and procurement management, over time we plan to upsell our base wireless offerings with other WidePoint MDM, Security and Consulting Services. More recently in January of this year we launched our secure Cloud-based identity as a service, or IDM, Certificate-on-Device to deliver secure digital certificates for all types of mobile devices, including tablets and smart phones as well as tamper-proof sensor-based devices. We are already seeing some strong traction in the market for this offering.

                                      We are also engaged with several telecommunications, hardware and handset manufacturers, to enable Cert-on Device as a pre-sale embedded security solution. In fact, this solution has already gained us a new commercial partnership with Wave Systems, the leading company for managing trusted platform modules or TPMs. The trusted platform module is the most widely deployed hardware module, capable of protecting certificate private keys with a high level of confidence. In our work with Wave, WidePoint will deliver secure digital certificates within a TPM on customer devices. This combined solution strongly binds certificates to an identity and protects the certificate private key within a TPM hardware module.

                                      To give you a real live example of the addressable market for our certificates in a TPM environment and according to the Trusted Computing Group, hundreds of millions of business laptop PCs have been shipped with an embedded TPM chip and an untold number of desktop PCs have been shipped with an on-board TPM chip as well. Beyond this targeted customer base and the opportunity available to us with Cert-on-device we continue to sign on new customers and commercial partners for our core services offerings.

                                      In January we were awarded wireless managed service contracts by the Centers for Disease Control and Prevention, CDC, and the Federal Communications Commission, the FCC. In February, we partnered with Truphone, a global mobile network operator, to provide local communications functionality to our customers as they travel internationally and we expanded our channel relationship with a U.S. based-national professional services company to provide our enhanced telecommunications lifecycle service as a launch point for a private label service under their own national brand.

                                      Also in March we partnered with Mount Airey Group to provide e-Passport certificate management and validation services to airports, airlines and regulatory agencies in order to effectively, securely, and efficiently verify e-Passports. As I mentioned previously, earlier this month we partnered with Wave Systems to deliver our secure certificates embedded in their deployed TPM hardware solutions.

                                      Even more recently, we have been awarded yet another new five-year BPA with a major health-related federal department worth up to $47.5 million which we expect to officially announce very soon, and today we await formal notification of a separate five-year contract award from an agency of the Department of Justice with a $4.5 million annual revenue run rate.

                                      Finally, as many of you on this likely participated in our recent equity offering transaction, we’re pleased to reprise that we successfully completed an oversubscribed 12.5 million capital raise in March in order to have the dry powder on hand to address the major opportunities ahead of us both in the U.S. and abroad. Well I am proud to say that we have already started to put these funds to work.

                                      Last week we announced the acquisition of Soft-ex Communications Ltd., a leading software and services provider of telecom data intelligence or TDI solutions, throughout European and Mid-Eastern markets. Headquartered in Dublin, Ireland, with offices in the U.K. and the Netherlands Soft-ex is a leading supplier of TDI services offered as a software-as-a-service solution that provides unique online data intelligence for communication service providers and their enterprise customers for fixed, mobile and IT, PBX communications.

                                      In the terms of the acquisition agreement WidePoint paid $5 million in cash at closing on May 1, 2014, and issued a one-year $1 million contingent note payable tied to future revenue performance targets. We expect the acquisition of Soft-ex to contribute at least $6 million in profitable annualized revenues with additional growth driven by a number of cross-selling opportunities supported by the combined companies' complementary services offerings, channel partners and other global market initiatives.

                                      A combination of WidePoint's secure managed mobility services coupled with Soft-ex's European and Mid-Eastern presence and CSP channel partners provides our combined businesses with a stronger base of operations, services and global support and growth opportunities. Clearly we are enthused about this acquisition and very excited about the new and expanded opportunities that Soft-ex brings to WidePoint.

                                      Before I turn the call over to Jim I'd like to quickly highlight and summarize our key initiatives in 2014 as follows. First, to intensify our sales and marketing culture and focus by showcasing our integrated managed mobility solutions and services products suite. Second, in supporting that focus and effort, in 2013 we hired an experienced and tested executive as Chief Sales and Marketing Officer to manage and grow our business-building efforts. We also deployed a national sales force during the remainder of 2013 and simultaneously by implementing a unified branding strategy.

                                      Third, to expand our channel partners and third-party relationships, to increase our distribution channels worldwide. I already mentioned Compass and Truphone, but we are also very excited about our new partners like Xceedium, (inaudible), Mount Airey Group and now Wave Systems.

                                      Fourth, to strengthen our international and multinational positioning in support of increasing customer demand and global support. In fact, we have now, via Soft-ex, entered EC and EMEA markets and we will pursue additional opportunities via partnerships, joint ventures, and/or acquisitions.

                                      Fifth, to increasingly displace competitors with our broad, Cloud-based enterprise-wide MMS product and services suite and capabilities. Sixth, to leverage the fact that we are the only player in the market that can organically overlay a TLM, MDM or cyber security-based MSM solution; soon to be further enhanced by Cert-on-device and offshore data analytics capabilities.

                                      That said, I cannot emphasize enough the frenetic pace of our efforts over the past several month as we rush to position ourselves to maximize the market and revenue opportunities available to us. We are more convinced than ever that we are in the right place at the right time and that we are taking all the necessary steps to achieve accelerating growth and success and incrementally substantially building the imputed value of our business as early as the second half of 2014 and certainly continuing that acceleration for the longer term.

                                      Now I'd like to turn the call over to Jim McCubbin, WidePoint's CFO, for a discussion of our quarterly financial results. Following Jim's analysis we will be opening up the call for your questions and comments. Jim, the ball is in your court.

Jim McCubbin:          Thank you, Steve. Hello everyone. Again, thank you for joining our call today. Today in my remarks I am going to discuss our first quarter financial results and provide an update on our expectations for 2014. Given many of you out there that have talked to me have requested that I try to keep this simple and to the point, I will attempt to do that.

                                      In the first quarter, we witnessed a decrease in revenues of approximately 20% to $9.6 million as compared to $11.9 million in the first quarter of 2013. While we are expecting the first quarter to reflect the bottom or low point for revenues, a number of factors caused this result to be a bit lower than we had expected. They included lower carrier services at DHS as a result of doing our job very well and reducing their spend as well as some startup issues pushing off normalized spending patterns within DHS as a result of the BPA issuance and its rollover in this transition over to this new contract vehicle.

                                      Two, lower managed services materially as a result of the transition from one prime contractor to another prime contractor on a major credentialing program for which we are a supplier. The purchasing behavior of the different prime contractor has moved from one of bulk purchasing to one more of just-in-time purchasing. While this should provide more consistent purchasing and revenue recognition over time, it did cause a reduction in expected bulk purchases coupled with the winter storms we saw which also delayed commercial contract awards and start times to later into the second quarter.

                                      Then third, on the resale and other services side of the revenue streams we also saw a lower result because of federal product resale procurement activity really -- there were some lingering effects of reduced procurements from sequestration. That just pushed things off and pushed some timing off of that expected spend.

                                      In general, these events all affected the timing of our ability to recognize revenue in the first quarter, and listen to what I said, the affected timing of our recognition. It didn't really affect what we expect this year to book in revenues, it just was a little bit weaker first quarter and because of that we will see some of that push to the second, third and fourth quarters.

                                      Looking forward, we still anticipate revenues in our second quarter and second half should improve for a number of reasons, as Steve has previously addressed, and more specifically as a result of the following points. One, the receipt of awards for additional annual task orders representing at this time approximately $11 million from the DHS BPA that we’ve received. Later in the second quarter we’re expecting to receive some more task orders for this BPA, as all of you know, that's really driving a lot of the second half results, in the major uptake and revenue streams and the components are coming back to us, or agencies, and they’re telling us they are working on those task orders.

                                      Two, the receipt of a new department level BPA contract award representing approximately up to $47.5 million over five years which we anticipate should start -- we should start to see task orders arriving for by the third quarter. Again, we have now added another department on top of DHS and the initial BPA contract award is for up to $47.5 million, proportion of what we do. We do believe that that has the ability to expand.

                                      Three, the receipt of additional federal agency work that we expected to be notified anytime back today representing approximately another $4.5 million per annum for the next five years, and as Steve told you, this was from a Department of Justice agency.

                                      So these three things are things that are just happening now and yes, its happening in the second quarter, its coming a little later than we expected, but they have come, now it’s a matter of fact for us, just to transition it into revenue recognition.

                                      Four, the expansion of recent commercial and municipal awards that we won in the second quarter, we should start to see this generate revenues in the end of the second quarter and the start of the third quarter. Some of these delays were really affected by the winter storms in the first quarter. Again, back to my timing, they just shifted into the second quarter. We did see the awards and now we just have to get them started.

                                      Five, the inclusion of our recent acquisition of Soft-ex into our consolidated results, it actually represented another $6 million plus in revenue and then, as Steve has also said, as well as the continued expansion of our work with Compass we are seeing Compass expand. We have now focused on getting work going in Canada and the U.K. and in the second half we are expecting to get the rest of the European countries started. We are also looking for additional revenues and our initial revenues over the summer to start the Cert-on-device and as well on the second half the beginning of partnerships and cross-selling opportunities through carriers because of this Soft-ex acquisition.

                                      So given this, we believe we should see a modest improvement in our second quarter revenue results followed by increasing improvements quarter-by-quarter. Timing is everything and we are focused on working diligently and supporting the agencies that are addressing task orders under the DHS BPA as well as working hard to make sure our recent awards can be converted timely to recognized revenues.

                                      We continue to believe our fiscal year 2014 should provide growth over our fiscal year 2013 and that we are and have put into place the building blocks necessary to build a recurring base of revenues that can extend into the future.

                                      Now looking at gross profit for the quarter. Gross profit was approximately $2.5 million or 26% of revenues, as compared to approximately $3.3 million or 27% of revenues in the same period last year. The dollar basis decrease in gross profit was due to just slower revenues. Given our recent acquisition and the software nature of those revenue streams we expect to see gross profit increase. But we may witness some potential offsetting effects from our carrier services on a percentage basis occurring as a result of the DHS BPA award task orders coming online over the next coming quarters. This percentage variation should smooth out over the coming four to eight quarters as the BPA carrier service normalize and we increase our higher margin revenue streams.

                                      Sales and marketing expenses for the quarter were approximately $845,000 or 9% of revenues, as compared to approximately $805,000 or 7% of revenues in the same period last year. The dollar basis increase in sales and marketing expense reflected the addition of direct sales staff focused on government business. There were no significant changes in our sales and marketing programs and initiatives as compared to the same period last year. As revenues increase we should expect on a percentage basis that this percentage basis will decrease and normalize over the coming year with offsetting amounts coming from the inclusion of our recent acquisition of Soft-ex.

                                      General and administrative expenses for the quarter were approximately $3 million or 32% of revenues compared to approximately $2.5 million or 21% of revenues in the same period last year. G&A expenses for the first quarter of 2013 include a non-cash gain of approximately $0.2 million that reflects a reduction of fair value of contingent obligation, as we measure the reporting date, as well as the number of non-recurring charges. This amount may increase as a result of the acquisition of Soft-ex, offset by some non-recurring charges that we witnessed in the first quarter. As revenues go up on a percentage basis we will see G&A fall.

                                      As a result of these factors that I have just described plus depreciation, interest, and tax benefits, the net loss for the three months period ended March 31st, 2014 was approximately $927,000, as compared to approximately $35,000 in the same period of last year. As a result of the new anticipated revenue streams we have described today we believe our financial operating results should improve over the coming quarters without giving an effect to any purchase accounting or related GAAP-driven tax issues.

                                      With that, we'd also like to let everyone know that we will be attending the B. Riley Conference next week on Monday, Tuesday and Wednesday.

                                      With that, I'd like to turn it back to you Steve.

Steve Komar:             Thanks Jim. Very nicely summarized. I'd like to now open the call to our listener's questions. Operator, if you can assist us by arranging to open the line and sequencing the questions that would be greatly appreciated.

Operator:                    Thank you. We will now begin the question and answer session. As a reminder if you have a question please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question please press the star followed by the two. If you're using speaker equipment you will need to lift the handset before making your selection.

                                      Our first question comes from the line of Mike Malouf with Craig-Hallum Capital Group. Please go ahead.

Ross Lucero:              Hi, good afternoon. This is Ross Lucero on for Mike.

Steve Komar:              Hi Ross.

Ross Lucero:             Hi. So could you give me a little more color on the healthcare BPA that you were awarded and the DOJ contract that you were awarded? Were these contested -- or excuse me -- were they competitive bids and is there a chance that they will be contested?

Steve Komar:             Well, as to the first part of your question we are constrained in terms of -- that is not public information -- until the government agency specifically releases that we can't refer to it other than the way we have. And I'd love nothing better to do more but I really am constrained from doing that. I think as it relates to open competitive bidding, the answer is yes to both and I do not anticipate any kind of a conflictive situation. The reality is we will not know until the time measurements expire. But we do not believe nor expect to be involved in any situation like that.

Ross Lucero:             Okay, great and is the margin profile in line or better than what you are seeing today?

Steve Komar:              It's as good, if not better.

Ross Lucero:             Okay, great. Then one last question, could you give a little more color on the Soft-ex acquisition? What are you expecting from that down the road and what drove you to Soft-ex?

Steve Komar:             Okay, that's a very fair question. I am not sure I want to take an hour to answer, I think I could, but we have spent a very substantial amount of time not only looking at five or six different companies in the European market as we definitely wanted to move towards some geographic expansion, there was no question about that, and this in response to multinational client demand that's just rising with all our significant clients.

                                      We looked at several different companies and frankly we thought that Soft-ex was uniquely positioned and an attractive acquisition standing on its own for us, as a penetration strategy for those markets, but in addition to that we saw a very tightly run, very well integrated management structure. They were historically a TEM software provider to multiple markets including Asia-Pacific and Africa. They re-engineered their business, about three to four years ago and are about two years into a rollout in expansion of their existing data analytic products and capabilities which they market somewhat differently in terms of business model through what we do in the states. They market through a distribution channel of the telecommunications providers such as Telefonica, O2, British Telecom, et cetera, et cetera and it has been a very effective rollout and growth strategy for them.

                                      So net-net for us to buy a going business with attractive standalone growth potential, a tough well-disciplined management team; this was the right acquisition strategy for us to launch into those new markets rather than some of the other less successful strategies employed by several of our competitors. Does that help a little?

Ross Lucero:              Yes, it does. Thank you.

Steve Komar:              You're welcome.

Operator:                    Once again, ladies and gentlemen, if you’d like to ask a question please press the star followed by the one on your touchtone phone. As a reminder if you're using speaker equipment you will need to pick up the handset before making your selection.

                                      Our next question comes from the line of Mike Crawford with B. Riley and Company. Please go ahead.

Mike Crawford:         Thank you. Regarding the DOJ order, you have been awarded it or you expect to be awarded any day? I didn't quite get that nuance?

Steve Komar:              DOJ?

Jim McCubbin:         Mike, its Jim. It’s an agency within DOJ. We are waiting formal notification, okay, of the award. On the other department that's health-related we have received formal notification. We have not been given approval yet to publicly announce the details. On the health-related department, it is a BPA representing $47.5 million. For the DOJ-related agency it's also related to the telecom side and its $4.5 million per annum for five years –

Steve Komar:              Formal contract…

Jim McCubbin:          Right, for five years.

Steve Komar:              And what we say when we talk about the fact that we can't really get more specific about it is that what we have is verbal notification.

Jim McCubbin:          On the one.

Steve Komar:             On the one. So we actually wish that if this call were somewhere around the beginning of next week we could be very precise with you. Right now, we have to catch our language a little bit.

Jim McCubbin:          Like these were events that all happened in the last couple of weeks.

Mike Crawford:         Okay. So you have verbal notification on the major health-related sales department and you have a written –

Jim McCubbin:          No, no, we have formal written notification on the health-related department, for the $47.5 million BPA, okay, which does not include all the services that we are providing under DHS and we believe it can be expanded, okay? On the Department of Justice award we just received verbal notification to expect a formal notification.

Mike Crawford:         Okay. Thank you, Jim and then may be if you could just go a little bit further along these lines between how to think about when you're talking about receipt of task orders such as you had I think announced that you received some task orders on the DHS contract in Q1 yet now you're talking about hope to recognize first revenue on that contract in Q2. So the time between I guess the task order receipts, or maybe that's a two-step process as well, and getting up to speed where you can recognize revenue?

Steve Komar:              I don't know. Did you address that Jim or me? I mean, I will take a shot at it Mike. When we look at that environment, and especially under a BPA environment, there is obviously the challenge of winning the award, then there is often a marketing timeline that can be multiple months before a task order is received. Once a task order is in hand it generally becomes an issue of just how quickly we can respond with the implementation. There is not an extended timeline associated with that. So when we talk about the fact that a task order has been received we are immediately gearing up. So not sure if that's where you were going with that.

Jim McCubbin:          Hey Mike. At the end of the first quarter we won one task order. We figure it takes 30/45 days to really start getting to work on it and then we won a second one, smaller one right after. Then just recently we won a larger third one, okay? That in about thirty days or so we will start getting booked revenue. So figure anywhere from the time of receipt of task order to initial booking of or monetizing revenue streams of anywhere from 30 to 60 days. We anticipate seeing a number of other task orders between now and then to probably the beginning or end of July for the rest of the components of the DHS.

Mike Crawford:         Okay, that's helpful. I think in the past you had disclosed in a press release and on the prior earnings call that you had received $2.3 million of orders with the first two DHS agencies -- Customs and Border protection and also the Federal Protective Service. Are you not able to name the third one or are you hesitant to because of customer sensitivity or…?

Jim McCubbin:          Under the contract we have to get approval and right now we are seeking approval.

Mike Crawford:         Okay.

Jim McCubbin:          Okay.

Mike Crawford:         Great. On Cert-on-device is that something that is moving to revenue in Q2?

Steve Komar:              I would say that that is not likely. I suspect that this will be a second half of the year opportunity.

Jim McCubbin:         Mike, in the first quarter we had said that we expect some revenues from Cert-on-device, either the end of the second quarter or the beginning of the third quarter, starting. We still are in those parameters.

Mike Crawford:         Okay.

Jim McCubbin:          We are working with an OEM right now and we are working with some other people right now as we speak. But again, you have to turn it into revenue and that's where we are right now.

Mike Crawford:         Then last questions with Wave Systems. It has been a development stage company for like 15 or 20 years. So what is it that you actually saw from that company that is useful to WidePoint?

Jim McCubbin:          Mike, as you know we are licensing and collaborating with Wave because of our Cert-on-device capabilities and some of our credentialing capabilities. Wave already has a presence through their OEMs and their partners where they have a number of TPMs that address more of a Microsoft environment that are already out there. This is one of the paths that we can utilize for securitizing some of the devices that are already in the marketplace, --be it laptops, be it tablets, and/or mobile devices -- that are related more to that Microsoft world.

                                      Where on the Google Android world we are focused initially on the micro SDs and then ultimately where this takes us is into actually the motherboard. That's usually a nine-month to 12-month design cycle so we have different ways of going after the marketplace. Wave offered us one solution set for locking down the credentials on a certain kind of device.

Mike Crawford:        Okay, thank you. That's very helpful and then last question -- sorry final, very last question --relates to your comment that you expect a “modest” improvement in Q2 revenue. Can you define modest to any greater degree of specificity?

Jim McCubbin:          Well yes. Right now I'd just rather be conservative in general. But I am looking for 20%, maybe better, is what I want to put out there, expectation, it could be 25%. It all comes down to revenue recognition and how fast our team can convert the work that we have won into revenues. I would much rather be conservative in the second quarter but I know we have won the work. It's just now a matter of converting it and recognizing that revenue and that's where the push is. As you know a lot of this came in later in the second quarter, than we had anticipated, and -- but we do have it and we are still anticipating a number of other awards that will drive the effects of the third quarter. This is all timing. It's’ just, getting the awards which we firmly believe we will and then just getting the work done so we can start the process of building this and monetizing our revenue streams.

Mike Crawford:         Okay. Thank you very much.

Steve Komar:              Thank you, Mike.

Operator:                    And there are no further questions in the queue. Please proceed.

Steve Komar:              Thanks Operator. Obviously, we have taken and responded to all requests and Operator, we thank you for your assistance.

                                      As a closing comment I just wanted to state that we are really very, very excited and positive about our expectations and projections for the second half of 2014 and really beyond including the continuing diversification of our revenue growth and the positive impact of the most recent DHS and health department awards. I want you to be assured that the Management at WidePoint is completely focused on building the business for the future and maximizing the valuation of the enterprise in the years ahead. So until we speak again we thank you very much for your attention and interest and wish you all a very pleasant evening. Good night.

Operator:                    Ladies and gentlemen, this concludes the WidePoint Corporation first quarter 2014 earnings conference call. Thank you for your participation. You may now disconnect.